Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

CORNER GROWTH ACQUISITION CORP. 2

(Name of Subject Company)

CORNER GROWTH ACQUISITION CORP. 2

(Names of Filing Persons)

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$75,617,966	0.00011020	$8,333.10
Fees Previously Paid	$0		$0
Total Transaction Valuation	$75,617,966
Total Fees Due for Filing			$8,333.10
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$8,333.10

*	Calculated solely for purposes of determining the filing fee. As described herein and subject to the terms and conditions set forth herein, due to the Maximum Redemption Condition (as defined herein), the transaction value was determined by multiplying (i) 7,406,265 shares of Class A Ordinary Shares, par value $0.0001 per share, of the Company (as defined herein) issued and outstanding as of June 30, 2022 and (ii) $10.21 per share, which is the pro rata portion of the amount in the Trust Account (as defined herein).

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.